Exhibit 99.1

FOR IMMEDIATE RELEASE

December 18, 2017

CONTACT:
Investor Relations - (301) 968-9300
AGNC Investment Corp. Announces Executive Management Promotions

Bethesda, MD – December 18, 2017 – AGNC Investment Corp. (Nasdaq: AGNC) ("AGNC" or the “Company”) announced today two promotions within its senior executive management team, effective March 31, 2018. Peter J. Federico, who currently serves as Executive Vice President and Chief Financial Officer, will be promoted to President and Chief Operating Officer, and Bernice E. Bell, who currently serves as Senior Vice President and Chief Accounting Officer, will be promoted to Senior Vice President and Chief Financial Officer.

“I am very pleased to announce the promotions of Peter and Bernie, reflecting their dedication and contributions to the success and growth of AGNC over the years and, in particular, following our internalization in July 2016,” said Gary Kain, the Company’s Chief Executive Officer and Chief Investment Officer. “I, along with AGNC’s Board of Directors, look forward to their continued leadership in their respective roles in 2018 and beyond.”

Mr. Federico joined AGNC in 2011 and has served as AGNC’s Executive Vice President and Chief Financial Officer since July 2016. Mr. Federico was previously Senior Vice President and Chief Risk Officer.

Ms. Bell began working with AGNC in 2008 and has served as AGNC’s Senior Vice President and Chief Accounting Officer since January 2016. Ms. Bell previously served as AGNC’s Vice President and Controller.

For further information or questions, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AGNC INVESTMENT CORP.
AGNC Investment Corp. is an internally-managed real estate investment trust that invests primarily in residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government-sponsored enterprise or a U.S. Government agency. For further information, please refer to www.AGNC.com.